EXHIBIT 99.1

Odidis & Odidi Family Trust
100%
IntelliPharmaCeutics Inc.
("IPC Inc.") (Ontario)
("Odidis")
Public
6,023,944 Common Shares
• 35.70% voting interest and 100% economic interest in Ltd.
• 35.70% indirect economic interest in Corp.
(3)
IPC Ltd.
(Delaware)
Holding Company
10,850,000 special voting shares (2)
• 64.30% voting interest
• No economic interest in Ltd.
10,850,000 convertible voting shares (1) convertible into exchangeable shares
• 64.30% direct economic interest in Corp.
(convertible voting shares are convertible 1:1 into exchangeable shares (solely for tax reasons) (that are exchangeable 1:1 into Ready common shares)
• 50% of voting rights in IPC Corp
17,963,333 Common Shares
• 35.70% direct economic interest in Corp.
• 50% of voting rights in IPC Corp
IPC Corp.
(Nova Scotia)
Operating Company

Notes:
(1)	Each Convertible Voting Share of IntelliPharmaCeutics Corp. is ultimately exchangeable for one common share of IntelliPharmaCeutics Ltd. Each convertible voting share (and exchangeable share) of IntelliPharmaCeutics Corp. is economically equivalent to a common share of IntelliPharmaCeutics Ltd. and vice versa.

(2)	For each exchangeable share of IntelliPharmaCeutics Corp. exchanged for a common share of IntelliPharmaCeutics Ltd., one special voting share of IntelliPharmaCeutics Ltd. will be cancelled.

(3)
(a)	In a transaction that took place in 2004, the Odidis, through their holding company IntelliPharmaCeutics Inc. (“IPC Inc.”), acquired substantial control of IntelliPharmaCeutics Ltd. (then called Ready Capital Corp.) (“IPC Ltd.”). This 2004 transaction is called “IPC Ltd.’s 2004 Capital Reorganization” or the “IPC Ltd. Reorganization”. The Odidis acquired this control when their operating company IntelliPharmaCeutics Corp. (“IPC Corp.”), which had significant operations, employees and assets, merged with the wholly-owned subsidiary of IPC Ltd. at a time that neither IPC Ltd. nor IPC Ltd.’s subsidiary had any operations, employees or assets.

The result of this transaction was that the prior shareholders of IPC Ltd. (the registrant) retained a 10.8% voting interest in IPC Ltd. (1,679,946 common shares), new subscribers acquired an 18.0% voting interest in IPC Ltd. (i.e. 2,800,000 common shares at $2.00 per share), certain employees of IPC Corp. and a third party (all unrelated to the Odidis) exercised pre-existing rights to acquire a 1.6% voting interest in IPC Ltd. (250,000 common shares for nominal consideration) and the Odidis acquired a 69.6% voting interest in IPC Ltd. (10,850,000 special voting shares). That 69.6% voting interest of the Odidis (held by IPC Inc.) is now approximately 64.30% due to the effect of additional

IPC Ltd. common shares that have been issued to third parties since 2004 (i.e. 464,000 shares at $2.00 per share, 115,713 shares at $3.50 per share and 714,285 shares at $7.00 per share).

(b)	IPC Ltd. is, in effect, an investment holding entity and has no operations, employees or significant assets apart from the equity interest that IPC Ltd. owns in IPC Corp. It is not presently anticipated that IPC Ltd. will carry on other business or own assets other than IPC Ltd.’s equity interest in IPC Corp.

(c)	IPC Ltd.’s 2004 Capital Reorganization resulted in the following, all of which continue to apply:
(i)	the Odidis merged their operating company with significant assets, with IPC Ltd.’s shell-company subsidiary that had no assets;

(ii)	the Odidis took a bifurcated interest in IPC Corp.; holding their equity interest of approximately 69.6% directly in IPC Corp., and holding a corresponding voting interest in IPC Ltd.;

(iii)	in exchange for merging their substantial operating company, the Odidis essentially acquired a deferred 69.6% equity interest in IPC Ltd. (now 64.30%). However, at the time of the IPC Ltd. Reorganization, the only shares in IPC Ltd. that the Odidis chose to hold were bare voting shares representing this percentage voting interest (but no economic/equity interest in IPC Ltd.). For tax and business reasons, the Odidis deferred the issuance to them of a corresponding equity interest in IPC Ltd. and instead continued to maintain their equity interest for the 64.30% amount, directly in IPC Corp. (exchangeable at the Odidis discretion into an identical interest in IPC Ltd.). As such, in the 2004 IPC Ltd. Capital Reorganization, the Odidis were granted the right to acquire an equity interest in IPC Ltd. equal to their ongoing equity interest in IPC Corp. by exchanging their equity interest in IPC Corp., at such time as the Odidis choose, on an equal share-for-share basis; and

(iv)	as the Odidis exchange shares of IPC Corp. for common shares of IPC Ltd., their shares of IPC Corp. are cancelled on a share-for-share basis; and, in addition, their current special voting shares in IPC Ltd. are cancelled on a share-for-share basis. The table below illustrates the direct and indirect voting and equity interests of the public and the Odidis in IPC Ltd. and in IPC Corp., respectively.
(d)	The Odidis are residents of Canada. IPC Corp. is a Canadian company. In respect of IPC Ltd.’s 2004 Capital Reorganization and in all issuances of shares by IPC Ltd. and IPC Corp. since that time, neither the Odidis nor their holding company, IPC Inc., has received any proceeds. All proceeds from share issuances have gone to IPC Ltd. and, in turn, to IPC Corp. for use in the operations of IPC Corp. in which IPC Ltd. and the public shareholders as a group have a 35.70% economic interest.

Among the business reasons for the Odidis to maintain their economic interest in IPC Corp., rather than to hold their interest through IPC Ltd., are avoiding unnecessary negative income tax consequences for themselves , IPC Corp. and IPC Ltd. that can arise at such time as such conversion is made. Such tax consequences relate principally to the potential for (i) triggering Canadian capital gains taxes for the Odidis that can arise at such time as equity shares of a Canadian company are exchanged for equity shares of a non-Canadian company, and (ii) Canadian research tax credits that are available for certain companies, operating in Canada, that are Canadian controlled, such as IPC Corp., and which are generally lost at such time as more than 50% of the voting shares of the Canadian company are owned by a non-resident company, regardless of whether the non-resident company is controlled by people resident in Canada.
(i)	Generally at such time as Canadian residents exchange their equity shares in a Canadian company, such as IPC Corp, for equity shares of a U.S. company, such as IPC Ltd., for Canadian income tax purposes they will be deemed to have disposed of their ‘Canadian shares’ at fair market value and can be subject to Canadian income tax on the amount that this exceeds their original cost, even though the Canadian share owner has received no cash proceeds whatsoever. To avoid income taxes arising where there has been no disposition to a third party and where there are no monetary proceeds, the Odidis have maintained their equity investment in IPC Corp. Their special voting shares give the Odidis no equity interest in IPC Ltd, but permit them, at such time as they choose, to convert their share equity interest in IPC Corp. into an equivalent share equity interest in IPC Ltd. on an equal share-for-share basis. As indicated in paragraph 3(c) above, at such time as the Odidis exchange their shares in IPC Corp. for common shares in IPC Ltd., their economic interest in IPC Corp. is extinguished and their special voting shares in IPC Ltd. are cancelled on a share-for-share basis.

For the reasons described above, IPC Inc. and the Odidis own an economic interest solely in IPC Corp. and own no economic interest in IPC Ltd. until such time as they exchange their shares of IPC Corp. for common shares of IPC Ltd. In the meantime, the public owns 100% of economic interest in IPC Ltd.

For the reasons described above in paragraphs (e)(i) and (c)(iii) and (iv), IPC Inc. and the Odidis hold a 64.30% economic interest in IPC Corp. until such time as they exchange their shares in it for common shares of IPC Ltd. As indicated in paragraph 1 above, each common share of IPC Ltd. is the economic equivalent of a convertible voting (and exchangeable share) of IPC Corp. IPC Inc. has covenanted in the Exchange and Support Agreement not to alter such economic equivalence. It is for this reason that the economic interest in IPC Corp. held by IPC Inc. and the Odidis that consists of the fixed number of 10,850,000 convertible shares in IPC Corp. has been steadily diluted from 69.6% in 2004 to 64.30% at present, as all new shares issues by IPC Ltd. have increased its economic interest in IPC Corp. on an equal share-for-share pro-rata basis and will continue to do so.

(ii)	Since IPC Corp. is a Canadian company that carries on all of its operations in Canada and is 64.7% majority owned and controlled by Canadian residents, there is no reason for the Company to risk losing the substantial benefit of the Canadian research tax credits that it is entitled to until such time as the Odidis’ equity and voting interest in IPC Corp. declines below 50%. Avoiding the loss by the company of the benefit of such tax credits for operations carried out in Canada in these circumstances is thus one of the business reasons why the Odidis presently continue to hold their interest in IPC Corp. exclusively through IPC Corp. and have not converted or exchanged these shareholders for shares in the Company.

	Present Interests, Non-Diluted [1]				Present Interests, Diluted [2]
	Public		Odidis		Public		Odidis
	Equity	Voting	Equity	Voting	Equity	Voting	Equity	Voting
	Interest	Interest	Interest	Interest	Interest	Interest	Interest	Interest
IPC Ltd.	100%	35.70%	Nil	64.30%	35.70%	35.70%	64.30%	64.30%

	(6,023,944 common shares)	6,023,944 16,873,944 voting shares	0	10,850,000 16,873,944 voting shares	6,023,944 16,873,944 common shares	6,023,944 16,873,944 common shares	10,850,000 16,873,944 common shares	10,850,000 common shares

IPC Corp.	35.70%	35.70%	64.30%	64.30%	35.70%	35.70%	64.30%	64.30%

	(indirect through Ltd.)	in Ltd., which has a 50% voting interest in Corp.	(direct in Corp.)	the Odidis have a separate 50% voting interest in Corp. which the Odidis will surrender at such time as all their shares in Corp. are exchanged for common shares in Ltd.		in Ltd. which will have a 100% voting interest in Corp. as Ltd.’s wholly-owned subsidiary, at such time as the Odidis exchange all their shares in Corp. for common shares in Ltd.		in Ltd. which will have a 100% voting interest in Corp. as Ltd.’s wholly-owned subsidiary, at such time as the Odidis exchange all their shares in Corp. for common shares in Ltd.

	6,023,944 16,873,944 shares	6,023,944 16,873,944 voting shares	10,850,000 16,873,944 shares	10,850,000 16,873,944 shares	6,023,944 16,873,944 common shares	6,023,944 16,873,944 common shares	10,850,000 16,873,944 common shares	10,850,000 16,873,944 common shares
Notes to above table:
(1)	Before exchange of the Odidis’ 10,850,000 convertible voting shares in IPC Corp., ultimately for an equal number of common shares of IPC Ltd.

(2)	After:
(a)	exchange of the Odidis’ 10,850,000 convertible voting shares in IPC Corp. and the following, which occur automatically on such exchange;

(b)	the cancellation of the Odidis’ special voting shares in IPC Ltd. on a share-for-share basis, without any payment of capital;

(c)	the cancellation of the Odidis’ shares in IPC Corp. on a share-for-share basis, without any payment of capital.

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